Exhibit 99.1
October 16, 2018

Fellow shareholders,

Our broad slate of original programming helped drive a solid quarter of growth with streaming revenue increasing 36% year over year and global membership surpassing 130 million paid and 137 million total. We’re thrilled to be growing internet entertainment across the globe.

(in millions except per share data and Streaming Content Obligations)	Q3'17	Q4'17	Q1'18	Q2'18	Q3'18	Q4'18 Forecast
Total (Including DVD):
Revenue	$2,985	$3,286	$3,701	$3,907	$3,999	$4,199
Y/Y % Growth	30.3%	32.6%	40.4%	40.3%	34.0%	27.8%
Operating Income	$209	$245	$447	$462	$481	$205
Operating Margin	7.0%	7.5%	12.1%	11.8%	12.0%	4.9%
Net Income	$130	$186	$290	$384	$403	$105
Diluted EPS	$0.29	$0.41	$0.64	$0.85	$0.89	$0.23

Total Streaming:
Revenue	$2,875	$3,181	$3,602	$3,814	$3,911	$4,114
Y/Y % Growth	33.2%	35.3%	43.2%	42.8%	36.0%	29.3%
Paid Memberships	104.02	110.64	118.90	124.35	130.42	138.02
Paid Net Additions	4.99	6.62	8.26	5.45	6.07	7.60
Total Memberships	109.25	117.58	125.00	130.14	137.10	146.50
Net Additions	5.30	8.33	7.41	5.15	6.96	9.40

US Streaming:
Revenue	$1,547	$1,630	$1,820	$1,893	$1,937	$1,995
Contribution Profit	$554	$561	$697	$740	$762	$663
Contribution Margin	35.8%	34.4%	38.3%	39.1%	39.3%	33.2%
Paid Memberships	51.35	52.81	55.09	55.96	56.96	58.46
Paid Net Additions	1.02	1.47	2.28	0.87	1.00	1.50
Total Memberships	52.77	54.75	56.71	57.38	58.46	60.26
Net Additions	0.85	1.98	1.96	0.67	1.09	1.80

International Streaming:
Revenue	$1,327	$1,550	$1,782	$1,921	$1,973	$2,119
Contribution Profit (Loss)	$62	$135	$272	$298	$338	$211
Contribution Margin	4.7%	8.7%	15.3%	15.5%	17.1%	10.0%
Paid Memberships	52.68	57.83	63.82	68.39	73.46	79.56
Paid Net Additions	3.97	5.16	5.98	4.58	5.07	6.10
Total Memberships	56.48	62.83	68.29	72.76	78.64	86.24
Net Additions	4.45	6.36	5.46	4.47	5.87	7.60

Consolidated:
Net cash (used in) operating activities	$(420)	$(488)	$(237)	$(518)	$(690)
Free Cash Flow	$(465)	$(524)	$(287)	$(559)	$(859)
EBITDA	$273	$313	$534	$563	$584
Shares (FD)	447.4	448.1	450.4	451.6	451.9
Streaming Content Obligations* ($B)	17.0	17.7	17.9	18.4	18.6
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q3 Results and Q4 Forecast
Streaming revenue grew 36% year over year in Q3, as average paid membership increased 25% and ASP rose 8%. International revenue included a -$90 million year over year impact from currency. Excluding the impact of F/X, international ASP rose 11% year over year and 2% sequentially.
Operating margin expanded 500 bps year over year to 12%. This exceeded our forecast of 10.5% due to the timing of content and marketing spend, a portion of which moved into Q4. EPS of $0.89 vs. $0.29 last year included an $8 million non-cash unrealized gain from F/X remeasurement on our Eurobond and a $38 million tax benefit related to adjustments to the transition tax on the repatriation of foreign earnings and the remeasurement of certain deferred tax assets (both related to true-ups from the 2017 US tax reform).
As a reminder, the quarterly guidance we provide is our internal forecast at the time we report and we strive for accuracy in our forecast. This means in some quarters we will be high and other quarters low relative to our guidance. This quarter, we under-forecasted memberships. Total net additions of 7.0m (up 31% vs. 5.3m last year) was higher than our forecast of 5.0m, and represented a new Q3 record. The variance relative to forecast was due to greater-than-expected acquisition globally, with strong growth broadly across all our markets including Asia.
For Q4, we forecast paid net additions of 7.6m, and total net additions of 9.4m, up 15% and 13% compared with 6.6m and 8.3m in Q4 last year. We’re still targeting operating margin to be at the lower end of the 10%-11% range for the full year 2018. This means that in Q4 we expect operating margin will dip to 5% from 7.5% in the year ago quarter. As we have written in previous letters, this sequential decline in operating margin in the second half of 2018 is due to the timing of content spend and a higher mix of original films in Q4’18 (film amortization is more accelerated than series amortization due to more front-loaded viewing). We would have preferred our operating margin to have been a little steadier over the course of the year, and we will target a little less quarterly variance next year in our progress to our full year target of 13% (assuming no major FX moves).
Next quarter, we expect to reclassify certain personnel costs from G&A to Content and Marketing, and from Technology & Development to Other Cost of Revenues. This change would reflect the ongoing evolution of our business to include self-production of content. A growing number of employees are becoming involved in developing content as we migrate to self-produce more of our content vs. only licensing original and non-original content. We expect to make the same change with marketing and other tech employee costs to maintain consistency in approach. The change would result in a comprehensive view of our total spending on content and marketing. This reclassification would have no impact on total operating expenses, operating profit or operating margin. If enacted, we will provide quarterly pro-formas so investors will see the change cleanly.
Evolving to Paid Membership Focus
The chart below illustrates our weekly paid net additions (on the right) and total net additions (on the left, which includes paid + free) over the last several years. Paid net adds are more steady, as total net additions can be skewed by free trials of varying quality. This skew adds noise to our membership forecasts in a way that isn’t material to revenue or the business. In comparison, paid net adds are a more reliable indicator of revenue growth.

2

Because growth in paid memberships is more steady, our forecast for paid net adds has been historically more accurate than our total net adds forecast. For example in Q2’18, our paid net adds forecast was off by 11% compared to a 17% variance for total net adds forecast. In addition, we are learning that no free trial may result in greater revenue in some markets, so free trial count at the end of a quarter will likely be a less insightful predictor of future growth than in the past.
As a result, starting with our earnings report in January 2019, we’ll only guide to paid memberships; a year after that, in 2020, we’ll cease reporting on end-of-quarter free trial count. We will show the weekly paid net adds graph, as above on the right, in each earnings letter going forward. We expect this additional disclosure will be helpful to your understanding of our business, in particular, how steady our paid membership growth is in the near term.
Content
We have three major categories of content: licensed non-first-window content such as Shameless, licensed original first-window content such as Orange is the New Black (owned and developed by Lionsgate), and now owned original first-window content from the Netflix studio, such as Stranger Things. Within those categories there are lots of subdivisions and per-territory treatments, but those are the big three buckets.
It was just two years ago when we began building the third category: a film and TV studio within Netflix. Some of our notable owned-titles in addition to Stranger Things include: Big Mouth, The Ranch, Bright, Godless, The Kissing Booth, 3%, Dark, Sacred Games and Nailed It. In addition to reducing our reliance on outside studios, this initiative provides us with greater control over the content we create (e.g., long term global rights), the ability to strengthen title-brand-love and franchise value (like consumer products) and potentially lower costs (as we can avoid the markup 3rd party studios charge us). To do this, we’ve had to develop new capabilities to manage the entire production process from creative support, production planning, crew and vendor management to visual effects, to name a few.
Today, we employ hundreds of people in physical production, working on a wide variety of owned titles spread across scripted and unscripted series, kids, international content, standup, docs and feature films from all over the world. To support our efforts, we’ll need more production capacity; we recently announced the selection of Albuquerque, New Mexico1 as the site of a new US production hub, where we anticipate bringing $1 billion dollars in production over the next 10 years and creating up to 1,000 production jobs per year. Our internal studio is already the single largest supplier of content to Netflix (on a cash basis).
___________________________________
1 https://ktla.com/2018/10/08/netflix-finalizing-new-production-hub-in-new-mexico/

3

We strive to offer a wide breadth of programming because we want to maximize the size of our membership base and people have very diverse tastes that we seek to satisfy. This also reduces our dependence on any individual title. Even our largest titles, which are viewed by tens of millions of our members, only account for a low single digit percentage of total streaming hours. Therefore, the vast majority of our growth in any given quarter is not attributable to any one piece of content, as you can see by the steadiness in our paid net additions.
This past quarter, in original series, we launched new seasons of Orange is the New Black, Ozark, Marvel’s Luke Cage and debuted Insatiable. Late in the quarter, we released Maniac, a limited series starring Emma Stone and Jonah Hill. We have also been ramping up our animated adult comedy offering. In Q3, we successfully premiered Disenchantment, from Matt Groening who created The Simpsons and Futurama, and Paradise PD, from the makers of Brickleberry, to complement Big Mouth, Bojack Horseman and F is for Family.
We also continue to expand our international originals, with projects spanning India, Mexico, Spain, Italy, Germany, Brazil, France, Turkey and throughout the Middle East to just name a few. In India, our hit series Sacred Games was followed up by Ghoul in late August. La Casa de las Flores, our latest Mexican original, has become a big hit.
As part of our Summer of Love2 and building on the success of Set It Up and The Kissing Booth, we released original films Like Father (starring Kristen Bell and Kelsey Grammer in a daughter-father dramedy), Sierra Burgess Is a Loser (starring Stranger Things’ Barb, Shannon Purser) and To All the Boys I’ve Loved Before, which is one of our most viewed original films ever with strong repeat viewing. More than 80 million accounts have watched one or more of the Summer of Love films globally and we are already in production for the next set of original rom-coms for our members.
This December, we'll be launching ROMA,3 from Oscar-winning director Alfonso Cuarón. We support simultaneous release in cinema and on Netflix, and the film will debut on Netflix and on over 100 screens worldwide, just as we are doing currently with 22 July,4 from Oscar-nominated director Paul Greengrass. We believe in our member-centric simultaneous release model for our original films and welcome additional theatre chains that are open to carrying our films to provide the shared-viewing, big-screen experience to their customers who enjoy that option.
We’ve come a long way in the five years since launching original content on Netflix. In addition to our commercial success, we’re ecstatic when the creators we work with are recognized for their inspiring work. This year, Netflix originals led with 112 Emmy nominations spanning 40 of our shows, docs and specials across nearly every category and we’re humbled to have tied HBO with the most number of Emmy wins with 23.
We’re also thrilled that Netflix has been a launching pad for a new generation of global stars like Millie Bobby Brown, Jacob Elordi, Noah Centineo and Gaten Matarazzo. When our service helps our talent develop huge fan bases (from small followings to over 10 million Instagram followers), we can attract the best talent in the world. This explosive growth in popularity is a good indicator that our shows and stars are breaking out around the planet.

___________________________________
2 https://www.forbes.com/sites/danafeldman/2018/06/20/its-the-summer-of-love-netflix-releases-6-new-original-romcoms/
3 https://variety.com/2018/film/in-contention/roma-netflix-best-picture-oscar-contender-1202922009/
4 https://www.slashfilm.com/22-july-theatrical-release/

4

More EU content
The European Union is currently rewriting its audio visual rules, which will eventually require subscription streaming services to devote a minimum of 30% of their catalog to European works. In addition, some member states are looking to require services like ours to invest some portion of local revenues into European works. We anticipate being able to meet these requirements by evolving our content offering.
We are heavily investing around the world to share stories broadly and to strengthen local production capacity and opportunity. We'd prefer to focus on making our service great for our members, which would include producing local content, rather than on satisfying quotas, but we anticipate that a regional content quota which approximates the region's share of our global membership will only marginally reduce member satisfaction. Nonetheless, quotas, regardless of market size, can negatively impact both the customer experience and creativity. We believe a more effective way for a country to support strong local content is to directly incentivize local content creators, independent of distribution channel.
Product and Partnerships
We continue to expand our partnerships with pay TV providers, ISPs and mobile operators across the globe. In Q3, we rolled out the first mobile bundle in Japan with KDDI and expanded our partnership with Verizon to pre-install the Netflix app on Android phones. In Q4, we plan to roll out our previously announced partnership with Sky UK.
Competition
We compete for entertainment time with linear TV, YouTube, video gaming, web browsing, social media, DVD and PPV, and more. In that competition for screen hours, we lose most of the time, but we win enough to keep growing.

5

As internet entertainment grows, more companies see the large opportunity. Content companies such as WarnerMedia and Disney/Fox are moving to self-distribute their own content; tech firms like Apple, Amazon and others are investing in premium content to enhance their distribution platforms. Amid these massive competitors on both sides, plus traditional media firms, our job is to make Netflix stand out so that when consumers have free time, they choose to spend it with our service.
Within linear TV, New Fox appears to have a great strategy, which is to focus on large simultaneous-viewing sports and news. These content areas are not transformed by on-demand viewing and personalization in the way that TV series and movies are, so they are more resistant to the rise of the internet. Other linear networks are likely to follow this model over time.
Free Cash Flow and Capital Structure
Free cash flow in Q3 was -$859 million vs. -$465 million in the year ago quarter. As a reminder, our growing mix of self-produced content, which requires us to fund content during the production phase prior to its release on Netflix, is the primary driver of our working capital needs that creates the gap between our positive net income and our free cash flow deficit.
We anticipate that FCF will be closer to -$3 billion than to -$4 billion for the full year 2018. We expect our quarterly FCF deficit will increase sequentially from Q3 to Q4 as our year to date FCF is -$1.7 billion. We currently see next year’s negative FCF as roughly flat with this year.
We recognize we are making huge cash investments in content, and we want to assure our investors that we have the same high confidence in the underlying economics as our cash investments in the past. These investments we see as very likely to help us to keep our revenue and operating profits growing for a very long time ahead.

6

Reference
For quick reference, our eight most recent investor letters are: July 2018,5 April 2018,6 January 2018,7 October 2017,8 July 2017,9 April 2017,10 January 2017,11 October 2016.12
October 16, 2018 Earnings Interview, 3pm PST
Our video interview with Eric Sheridan of UBS will be on youtube/netflixir at 3pm PST today. Questions that investors would like to see asked should be sent to eric.sheridan@ubs.com. Reed Hastings, CEO, David Wells, CFO, Ted Sarandos, Chief Content Officer, Greg Peters, Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Eric’s questions.

IR Contact:	PR Contact:
Spencer Wang	Richard Siklos
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	408 540-2629

___________________________________
5 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q2/FINAL-Q2-18-Shareholder-Letter.pdf
6 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q1/FINAL-Q1-18-Shareholder-Letter.pdf
7 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q4/COMBINED-Q4-17-Shareholder-Letter-FINAL.pdf
8 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q3/Q3_17_Shareholder_Letter_COMBINED.pdf
9 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q2/Q2_17_Shareholder_Letter.pdf
10 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q1/Q117ShareholderLetterV2FINAL.pdf
11 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2016/q4/Q416ShareholderLetter.pdf
12 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2016/q3/FINAL_Q3_Letter.pdf

7

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and EBITDA. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding reclassification of personnel costs and its impact on financials; revenue impact of no free trials; impact of our Albuquerque, NM production hub; internal studio as supplier of content; expansion of international originals; content launches, including simultaneous release in theatre and on Netflix; our ability to adapt to changing content laws in Europe; partnerships; competition; content spend and strategy, including outside the US and impact on future growth; resistance to internet competition for certain linear TV strategies; domestic and international net, total and paid membership; revenue; contribution profit (loss) and contribution margin for both domestic international operations, as well as consolidated operating income, operating margins; net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended by Form 10-K/A, filed with the Securities and Exchange Commission on February 5, 2018. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K, as amended by Form 10-K/A. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues	$3,999,374	$3,907,270	$2,984,859	$11,607,500	$8,406,958
Cost of revenues	2,412,346	2,289,867	1,992,980	6,898,288	5,552,312
Marketing	435,269	526,780	312,490	1,441,271	858,083
Technology and development	327,026	317,213	255,236	944,969	779,427
General and administrative	344,065	311,197	215,526	933,513	623,760
Operating income	480,668	462,213	208,627	1,389,459	593,376
Other income (expense):
Interest expense	(108,862)	(101,605)	(60,688)	(291,686)	(162,912)
Interest and other income (expense)	7,004	68,028	(31,702)	9,289	(76,473)
Income before income taxes	378,810	428,636	116,237	1,107,062	353,991
Provision for (benefit from) income taxes	(24,025)	44,287	(13,353)	29,754	(19,421)
Net income	$402,835	$384,349	$129,590	$1,077,308	$373,412
Earnings per share:
Basic	$0.92	$0.88	$0.30	$2.48	$0.87
Diluted	$0.89	$0.85	$0.29	$2.39	$0.84
Weighted-average common shares outstanding:
Basic	435,809	435,097	432,404	435,033	431,473
Diluted	451,919	451,552	447,362	451,283	446,367

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	As of
	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$3,067,534	$2,822,795
Current content assets, net	4,987,916	4,310,934
Other current assets	674,531	536,245
Total current assets	8,729,981	7,669,974
Non-current content assets, net	13,408,443	10,371,055
Property and equipment, net	371,152	319,404
Other non-current assets	856,653	652,309
Total assets	$23,366,229	$19,012,742
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,613,011	$4,173,041
Accounts payable	441,427	359,555
Accrued expenses	527,079	315,094
Deferred revenue	716,723	618,622
Total current liabilities	6,298,240	5,466,312
Non-current content liabilities	3,593,823	3,329,796
Long-term debt	8,336,586	6,499,432
Other non-current liabilities	127,927	135,246
Total liabilities	18,356,576	15,430,786
Stockholders' equity:
Common stock	2,215,736	1,871,396
Accumulated other comprehensive loss	(14,508)	(20,557)
Retained earnings	2,808,425	1,731,117
Total stockholders' equity	5,009,653	3,581,956
Total liabilities and stockholders' equity	$23,366,229	$19,012,742

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$402,835	$384,349	$129,590	$1,077,308	$373,412
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(3,238,717)	(3,033,721)	(2,315,017)	(9,259,185)	(7,328,104)
Change in streaming content liabilities	65,868	288,474	(34,587)	733,227	846,560
Amortization of streaming content assets	1,911,767	1,817,817	1,627,477	5,478,428	4,483,954
Amortization of DVD content assets	9,959	11,154	13,259	32,247	48,368
Depreciation and amortization of property, equipment and intangibles	21,161	19,736	19,238	59,938	52,838
Stock-based compensation expense	82,316	81,232	44,763	231,943	133,679
Other non-cash items	8,962	13,921	9,896	31,092	43,081
Foreign currency remeasurement loss (gain) on long-term debt	(7,670)	(85,410)	50,830	(52,000)	115,050
Deferred taxes	(39,453)	(9,539)	(57,090)	(71,041)	(104,556)
Changes in operating assets and liabilities:
Other current assets	(30,364)	(25,564)	(41,399)	(111,833)	(147,000)
Accounts payable	(4,449)	7,733	34,029	77,367	10,590
Accrued expenses	134,000	(52,851)	74,006	200,198	119,506
Deferred revenue	18,983	23,848	32,947	98,101	94,777
Other non-current assets and liabilities	(25,609)	40,582	(7,549)	28,803	(40,146)
Net cash used in operating activities	(690,411)	(518,239)	(419,607)	(1,445,407)	(1,297,991)
Cash flows from investing activities:
Acquisition of DVD content assets	(7,731)	(12,552)	(10,217)	(31,079)	(43,213)
Purchases of property and equipment	(39,333)	(27,323)	(33,963)	(103,826)	(151,717)
Change in other assets	(121,630)	(441)	(1,107)	(123,857)	(2,940)
Purchases of short-term investments	—	—	(2,799)	—	(74,819)
Proceeds from sale of short-term investments	—	—	250,278	—	320,154
Proceeds from maturities of short-term investments	—	—	—	—	22,705
Net cash provided by (used in) investing activities	(168,694)	(40,316)	202,192	(258,762)	70,170
Cash flows from financing activities:
Proceeds from issuance of debt	—	1,900,000	—	1,900,000	1,420,510
Debt issuance costs	—	(16,992)	(312)	(16,992)	(15,325)
Proceeds from issuance of common stock	29,781	26,936	34,669	113,052	73,673
Other financing activities	(544)	(532)	65	(1,397)	189
Net cash provided by financing activities	29,237	1,909,412	34,422	1,994,663	1,479,047
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,562)	(36,340)	10,685	(34,725)	27,667
Net increase (decrease) in cash, cash equivalents, and restricted cash	(835,430)	1,314,517	(172,308)	255,769	278,893
Cash, cash equivalents, and restricted cash at beginning of period	3,913,994	2,599,477	1,918,777	2,822,795	1,467,576
Cash, cash equivalents, and restricted cash at end of period	$3,078,564	$3,913,994	$1,746,469	$3,078,564	$1,746,469

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(690,411)	$(518,239)	$(419,607)	$(1,445,407)	$(1,297,991)
Acquisition of DVD content assets	(7,731)	(12,552)	(10,217)	(31,079)	(43,213)
Purchases of property and equipment	(39,333)	(27,323)	(33,963)	(103,826)	(151,717)
Change in other assets	(121,630)	(441)	(1,107)	(123,857)	(2,940)
Non-GAAP free cash flow	$(859,105)	$(558,555)	$(464,894)	$(1,704,169)	$(1,495,861)

11

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Domestic Streaming
Paid net membership additions	998	872	1,022	4,147	3,440
Paid memberships at end of period	56,957	55,959	51,345	56,957	51,345
Total memberships at end of period	58,464	57,379	52,772	58,464	52,772

Revenues	$1,937,314	$1,893,222	$1,547,210	$5,650,555	$4,522,751
Cost of revenues	991,823	925,703	864,408	2,812,399	2,445,858
Marketing	183,521	227,961	128,901	639,504	357,547
Contribution profit	761,970	739,558	553,901	2,198,652	1,719,346

International Streaming
Paid net membership additions	5,070	4,580	3,965	15,631	11,493
Paid memberships at end of period	73,465	68,395	52,678	73,465	52,678
Total memberships at end of period	78,635	72,762	56,476	78,635	56,476

Revenues	$1,973,283	$1,921,144	$1,327,435	$5,676,513	$3,538,862
Cost of revenues	1,383,422	1,324,240	1,081,485	3,966,471	2,946,414
Marketing	251,748	298,819	183,589	801,767	500,536
Contribution profit	338,113	298,085	62,361	908,275	91,912

Domestic DVD
Paid memberships at end of period	2,828	2,971	3,520	2,828	3,520
Total memberships at end of period	2,852	2,999	3,569	2,852	3,569

Revenues	$88,777	$92,904	$110,214	$280,432	$345,345
Cost of revenues	37,101	39,924	47,087	119,418	160,040
Contribution profit	51,676	52,980	63,127	161,014	185,305

Consolidated

Revenues	$3,999,374	$3,907,270	$2,984,859	$11,607,500	$8,406,958
Cost of revenues	2,412,346	2,289,867	1,992,980	6,898,288	5,552,312
Marketing	435,269	526,780	312,490	1,441,271	858,083
Contribution profit	1,151,759	1,090,623	679,389	3,267,941	1,996,563
Other operating expenses	671,091	628,410	470,762	1,878,482	1,403,187
Operating income	480,668	462,213	208,627	1,389,459	593,376
Other expense	(101,858)	(33,577)	(92,390)	(282,397)	(239,385)
Provision for (benefit from) income taxes	(24,025)	44,287	(13,353)	29,754	(19,421)
Net income	$402,835	$384,349	$129,590	$1,077,308	$373,412

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$129,590	$185,517	$290,124	$384,349	$402,835
Add:
Other expense	92,390	113,973	146,962	33,577	101,858
Provision for (benefit from) income taxes	(13,353)	(54,187)	9,492	44,287	(24,025)
Depreciation and amortization of property, equipment and intangibles	19,238	19,073	19,041	19,736	21,161
Stock-based compensation expense	44,763	48,530	68,395	81,232	82,316
Adjusted EBITDA	$272,628	$312,906	$534,014	$563,181	$584,145

13